FOR IMMEDIATE RELEASE

Patriot Capital Funding Reports 2006 Second Quarter Results

WESTPORT, CT – August 10, 2006 — Patriot Capital Funding, Inc. (NasdaqGS: PCAP), a specialty finance company providing flexible financing solutions to small- and mid-sized companies primarily in transactions initiated by private equity sponsors, today announced results for the 2006 second quarter ended June 30, 2006.

2006 Second Quarter Summary

•	Net investment income of $3.1 million, or $0.24 per basic and diluted share

•	Net income of $4.6 million, or $0.36 per basic and diluted share

•	Total investment income of $5.8 million

•	Gross investment commitments of $25.3 million

•	Net asset value per share of common stock at June 30, 2006 was $10.46

•	Weighted average yield on all of our debt investments was 14.2% for the six months ended June 30, 2006.

Portfolio and Portfolio Quality

During the 2006 second quarter, the following investment commitments were originated:

•	$20.3 million senior debt financing in support of the acquisition of Cheeseworks, Inc., a distributor of specialty cheeses and food products, by an affiliate of EG Capital Group, LLC.

•	$2.0 million recapitalization of Fairchild Industrial Products Co., an existing portfolio company of Patriot Capital Funding and the private equity firm Hampshire Equity Partners. Pursuant to the recapitalization, Patriot Capital Funding provided $1.5 million of additional senior secured term debt along with $0.5 million of preferred and common equity.

•	$2.0 million participation in a syndicated second lien term loan financing to Natural Products Group LLC, a manufacturer and marketer of branded personal care products.

•	$1.0 million participation in a syndicated second lien term loan financing to Bare Escentuals Beauty, Inc., a marketer of mineral-based cosmetics and branded skin care products.

Subsequent to the 2006 second quarter,

•	the Company funded an additional $2.0 million investment in Natural Products Group, LLC, a manufacturer and marketer of branded personal care products. The investment consists of junior secured term debt. The Company had previously funded $2.0 million of junior secured term debt to Natural Products Group, LLC during June, 2006.

•	the Company funded a $19.7 million “one-stop” investment in ADAPCO, Inc., a national distributor of specialty chemicals and contract application services for the vector disease control market, which consists of control for mosquitoes and mosquito-borne diseases. The investment consists of senior debt and an equity co-investment.

•	the Company received gross proceeds of $6.63 million, which included a prepayment fee of $130,000, in conjunction with the full repayment of a junior secured term loan to the Eight O’Clock Coffee Company.

•	the Board of Directors declared a cash dividend of $0.31 per share for the 2006 third quarter, an increase from the $0.29 dividend for the first and second quarters. The third quarter dividend is payable on October 17, 2006 to stockholders of record as of the close of business September 15, 2006.

“The highlight of the second quarter of 2006 was the closing of a secondary public offering of 3.6 million common shares, raising $39.1 million of gross proceeds to repay a portion of our outstanding borrowings under the securitization revolving credit facility,” stated Patriot Capital Funding President and Chief Executive Officer Richard Buckanavage. “In addition, we closed three transactions during the period in addition to an add-on financing to one of our existing portfolio companies, adding over $25 million in investment commitments to our portfolio. Our growing portfolio now contains 21 investments valued at approximately $195 million.”

Portfolio Asset Quality

We utilize the following investment rating system for our entire portfolio of debt investments:

Investment Rating 1 – Investments that exceed expectations and/or a capital gain is expected.
Investment Rating 2 – Investments that are generally performing in accordance with expectations.
Investment Rating 3 – Investments that require closer monitoring.
Investment Rating 4 – Investments performing below expectations where a higher risk of loss exists.
Investment Rating 5 – Investments performing significantly below expectations where we expect a loss.

At June 30, 2006, the distribution of our debt investments on the 1 to 5 investment rating scale at fair value was as follows:

Investment Rating 1 – investments totaled $23.5 million (12.2% of the total portfolio);
Investment Rating 2 – investments totaled $146.3 million (75.8% of the total portfolio);
Investment Rating 3 – investments totaled $23.2 million (12.0% of the total portfolio);
Investment Rating 4 – no investments were rated 4;
Investment Rating 5 – no investments were rated 5.

Patriot Capital Funding Chief Operating Officer Tim Hassler said, “We are very pleased with our portfolio trends and the ability of our investment team to identify quality deals.  With the elimination of our investment in Interstate, all of our assets are rated 1, 2 or 3, and our 3 rated category declined both on a dollar basis and as a percentage of the total portfolio.  3 rated credits declined by $1.1 million and from 13.9% to 12.0% of the total portfolio.”

Lastly, during the quarter, we sold our entire investment in Interstate Highway Sign Corporation (“Interstate”) for $3.66 million.  Over the life of the investment, we realized a loss of $3.3 million.  Patriot Capital Funding had a recorded fair value of $2.53 million and unamortized deferred financing fees of approximately $193,000 on this investment at the time it was sold.  As a result, the Company recorded a $1.3 million net unrealized gain during the quarter ended June 30, 2006 on this transaction.

Liquidity and Capital Resources
At June 30, 2006, we had cash and cash equivalents of $2.3 million, total assets of $202.9 million and net assets of $164.8 million. Our net asset value per common share was $10.46 at June 30, 2006, compared to $10.44 at March 31, 2006. We had $32.3 million of borrowings outstanding at June 30, 2006 under our $140.0 million securitization revolving credit facility.

Dividend Information
On August 7, 2006, we announced that our Board of Directors had declared a cash dividend of $0.31 per share for the third quarter of 2006. The dividend is payable as follows:

Record date: September 15, 2006
Payment date: October 17, 2006

Our dividend is paid from taxable income. Our board of directors determines the dividend based on annual estimates of taxable income, which differs from book income due to changes in unrealized appreciation and depreciation of investments and due to temporary and permanent differences in income and expense recognition.

We have adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of our dividends on behalf of our stockholders, unless a stockholder elects to receive cash. As a result, if we declare a cash dividend, then our stockholders who have not “opted out” of our dividend reinvestment plan will have their cash dividends automatically reinvested in additional shares of our common stock, rather than receiving the cash dividends. If your shares of our common stock are held through a brokerage firm or other financial intermediary and you wish to participate in the DRIP, please contact your broker or other financial intermediary.

2006 Second Quarter Conference Call/Webcast Information

Conference Call: Today – Thursday, August 10, 2006 at 10:00 a.m. ET
Dial-in Number: 800/530-9601
Call Replay Until: August 13, 2006 at 12:00 p.m. ET
Replay Number: 800/633-8284
Replay Access Code: 21300773
Webcast: www.patcapfunding.com
Web Replay: 30 days

About Patriot Capital Funding, Inc.
Patriot Capital Funding, Inc. (www.patcapfunding.com) is a specialty finance company providing customized financing solutions to private equity sponsors focused on making investments in small- and mid-sized companies. Patriot Capital Funding typically invests in companies with annual revenues generally ranging from $10 million to $100 million that operate in diverse industry sectors. Investments usually take the form of senior secured loans, junior secured loans, and/or subordinated debt investments – which may contain equity or equity-related instruments. Patriot Capital Funding also offers “one-stop” financing, which typically includes a revolving credit line, one or more senior term loans and a subordinated debt investment. Patriot Capital Funding also makes equity co-investments of up to $2.0 million.

Forward-Looking Statements
This press release may contain certain forward-looking statements, including statements with regard to the future performance of Patriot Capital Funding. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in Patriot Capital Funding’s Form 10-K for the year ended December 31, 2005, and other filings with the Securities and Exchange Commission. Patriot Capital Funding undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(financial statements follow)

Financial Statements

Patriot Capital Funding, Inc.
Consolidated Balance Sheets
(unaudited)

	June 30,	December 31,
	2006	2005
ASSETS
Investments at fair value:
Investments in debt securities (cost of $193,003,935 – 2006,
$144,154,600 - 2005)	$193,003,935	$140,395,654
Investments in equity securities (cost of $1,856,308 – 2006,
$1,077,550 – 2005)	1,822,080	995,300
Unearned income	(3,092,071)	(3,439,295)

Total investments	191,733,944	137,951,659
Cash and cash equivalents	2,285,370	2,371,841
Restricted cash	6,416,009	7,806,328
Interest receivable	900,529	867,475
Other assets	1,564,384	1,658,690

TOTAL ASSETS	$202,900,236	$150,655,993

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Borrowings	$32,278,750	$21,650,000
Interest payable	191,867	60,334
Dividends payable	3,525,932	—
Accounts payable, accrued expenses and other	2,099,662	1,793,294

TOTAL LIABILITIES	38,096,211	23,503,628

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, 1,000,000 shares authorized;
no shares issued and outstanding	—	-
Common stock, $.01 par value, 49,000,000 shares authorized;
15,758,387 and 12,136,655 shares issued and outstanding at
at June 30, 2006, and December 31, 2005, respectively	157,584	121,367
Paid-in capital	173,389,548	136,267,552
Accumulated net investment loss	(1,912,061)	(1,912,061)
Distributions in excess of net investment income	(3,724,610)	(3,483,297)
Accumulated net realized loss	(3,271,091)	—
Net unrealized gain on interest rate swap	198,884	—
Net unrealized depreciation on investments	(34,229)	(3,841,196)

TOTAL STOCKHOLDERS’ EQUITY	164,804,025	127,152,365

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$202,900,236	$150,655,993

NET ASSET VALUE PER COMMON SHARE	$10.46	$10.48

Patriot Capital Funding, Inc.

Consolidated Statements of Operations
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
INVESTMENT INCOME
Interest and dividend income	$5,752,032	$2,792,453	$11,191,803	$5,099,690
Fees	55,833	34,497	125,901	65,497
Other investment income	—	—	713,449	—

Total Investment Income	5,807,865	2,826,950	12,031,153	5,165,187

EXPENSES
Compensation expense	848,418	461,879	1,717,165	890,229
Consulting fees	—	250,000	—	500,000
Interest expense	954,257	1,349,326	1,923,388	2,401,666
Professional fees	224,216	166,866	424,285	236,179
General and administrative expense	686,259	120,647	1,162,066	388,113

Total Expenses	2,713,150	2,348,718	5,226,904	4,416,187

Net Investment Income	3,094,715	478,232	6,804,249	749,000

NET REALIZED AND UNREALIZED GAINS & (LOSSES)
Net realized loss on investments	(3,271,091)	—	(3,271,091)	—
Net unrealized appreciation (depreciation) on investments	4,611,300	(170,450)	3,806,967	680,011
Net unrealized gain on interest rate swap	149,687	—	198,884	—

Net gain (loss)	1,489,896	(170,450)	734,760	680,011

NET INCOME	$4,584,611	$307,782	$7,539,009	$1,429,011

Earnings per share, basic and diluted	$0.36	$0.08	$0.60	$0.37

Weighted average shares outstanding, basic and diluted	12,788,727	3,847,902	12,464,492	3,847,902

CONTACTS:
Richard P. Buckanavage President and Chief Executive Officer 203/429-2700	Robert Rinderman or Steven Hecht Jaffoni & Collins Incorporated 212/835-8500 or PCAP@jcir.com

# # #